Exhibit 10.42
AMENDMENT NO. 12 TO LOAN AND SECURITY AGREEMENT, WAIVER AND CONSENT
THIS AMENDMENT NO. 12 TO LOAN AND SECURITY AGREEMENT, WAIVER AND CONSENT (this “Agreement”) is made as of May 12, 2020 by and among KEMET ELECTRONICS CORPORATION, a Delaware corporation (“KEC”), KEMET BLUE POWDER CORPORATION, a Nevada corporation (“KEMET Blue”), THE FOREST ELECTRIC COMPANY¸ an Illinois corporation (“FELCO” and, together with KEC and KEMET Blue, each individually, a “U.S. Borrower” and, collectively, “U.S. Borrowers”), KEMET ELECTRONICS MARKETING (S) PTE LTD., a Singapore corporation (“Singapore Borrower” and, together with U.S. Borrowers, each individually, a “Borrower” and, collectively, “Borrowers”), the financial institutions party hereto as lenders (collectively, “Lenders”) and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).
W I T N E S S E T H:
WHEREAS, Borrowers, Lenders and Agent have entered into that certain Loan and Security Agreement dated as of September 30, 2010 (as amended, restated, renewed, extended, substituted, modified and otherwise supplemented from time to time, the “Loan Agreement”), and certain other Loan Documents (as defined in the Loan Agreement);
WHEREAS, Borrowers have advised Agent and Lenders that Yageo Corporation, a corporation organized under the laws of the Republic of China (“Yageo Corporation”), intends to purchase all of the Equity Interests of Parent (the “Subject Transaction”);
WHEREAS, Borrowers have requested that Agent and Lenders consent to and waive any provisions of the Loan Agreement that may prohibit or be violated by the Subject Transaction; and
WHEREAS, Borrowers have requested that Agent and Lenders agree to amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.    DEFINITIONS.
Capitalized terms used and not defined in this Agreement shall have the respective meanings given them in the Loan Agreement.
SECTION 2.    ACKNOWLEDGMENTS.
2.1    Acknowledgment of Obligations. Each Borrower hereby acknowledges, confirms and agrees that as of May 12, 2020, U.S. Borrowers are jointly and severally indebted to Agent and Lenders in respect of the Revolver Loans in the principal amount of $0 and in respect of LC Obligations in the amount of $0, and Singapore Borrower is indebted to Agent and Lenders in respect of the Revolver Loans in the principal amount of US$0. All such amounts, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by each Borrower to Agent and Lenders, are unconditionally owing by such Borrower to Agent and Lenders in accordance with the terms of the Loan Documents, without offset, defense or counterclaim of any kind, nature or description whatsoever.
2.2    Acknowledgment of Security Interests. Each Borrower hereby acknowledges, confirms and agrees that Agent, for the benefit of Secured Parties, has and shall continue to have valid, enforceable and perfected first priority Liens, subject to Permitted Liens, upon and security interests in the Collateral of such Borrower granted prior to the date hereof to Agent, for the benefit of Secured Parties, pursuant to the Loan Documents or otherwise granted prior to the date hereof to or held by Agent, for the benefit of Secured Parties, and upon and in which Agent, for the benefit of Secured Parties, prior to the date hereof had perfected first priority Liens and security interests.

2.3     Binding Effect of Documents. Each Borrower hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower contained in the Loan Documents and in this Agreement constitute the legal, valid and binding obligations of such Borrower, enforceable against it in accordance with their respective terms, and such Borrower has no valid defense to the enforcement of such obligations, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity, and (c) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.
SECTION 3. WAIVER AND CONSENT IN RESPECT OF THE SUBJECT TRANSACTION.
3.1    Borrowers and the other Obligors have requested that Agent and the Lenders waive the application of any provision of the Loan Agreement, each other Loan Document and each Hedging Agreement that may prohibit or be violated by the Subject Transaction and consent to the Subject Transaction.
3.2    Subject to the terms and conditions set forth herein, Agent and the Required Lenders hereby (i) waive the application of each provision of the Loan Agreement, each other Loan Document and each Hedging Agreement that may prohibit or be violated by any of the Subject Transaction or that would result in any termination right or event as a result of the Subject Transaction, (ii) consent to the Subject Transaction, and (iii) waive any Default or Event of Default or Termination Event (as defined in each Hedging Agreement) that may have occurred or may otherwise occur as a result of the Subject Transaction.
SECTION 4.    AMENDMENTS.
4.1    Section 1.1 of the Loan Agreement is hereby amended to insert the following new defined terms in the appropriate alphabetical order:
“Amendment No. 12 Effective Date: May 8, 2020.”
“IFRS” means the International Financial Reporting Standards in effect in the Republic of China from time to time.”
“LIBOR Screen Rate: as defined in Section 3.1.4.”
“LIBOR Successor Rate: as defined in Section 3.1.4.”
“LIBOR Successor Rate Conforming Changes: means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement).”
“Relevant Governmental Body: means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.”
“Scheduled Unavailability Date: as defined in Section 3.1.4.”
“SOFR: means with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.”
“SOFR-Based Rate: means SOFR or Term SOFR.”
“Term SOFR: means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.”
“Yageo” means, collectively, Yageo Corporation and Sky Merger Sub, Inc., a Delaware corporation.”
“Yageo Acquisition: means the acquisition of Parent contemplated by the Agreement and Plan of Merger by and among Yageo Corporation, Sky Merger Sub Inc., and Parent dated as of November 11, 2019.”
“Yageo Change of Control: means a Change of Control arising from the consummation of Yageo Acquisition.”
4.2    The definition of “Capital Lease” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS).”
4.3    The definition of “Change of Control” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers; (b) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the outstanding voting power of the Equity Interests of the Borrowers or their direct or indirect parents;

or (c) all or substantially all of a Borrower’s assets are sold or transferred, other than sale or transfer to another Borrower.”
4.4    The definition of “EBITDA” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“EBITDA: for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to net income for such period plus (a) the following to the extent deducted in calculating such net income, without duplication: (i) Interest Expense for such period; (ii) the provision for federal, state, local and foreign income taxes payable by Parent and its Subsidiaries for such period; (iii) the amount of depreciation and amortization expense for such period; (iv) all non-cash impairment charges (to the extent not captured in amortization) for such period; (v) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of Parent and its Subsidiaries; (vi) all non-cash expenses attributable to minority interests in Subsidiaries; (vii) all other non-cash charges (which, for the avoidance of doubt, shall not include write downs of Inventory); (viii) non-cash losses from foreign currency translations; (ix) fees, expenses or charges relating to the preparation, negotiation and delivery of, and the closing of the financing transactions contemplated by, the Loan Documents, the Term Documents and the TOKIN-SMTB Loan Documents; (x) Net Restructuring Charges (if the result of the calculation of Net Restructuring Charges is positive); (xi) losses in respect of any Asset Disposition by Parent and its Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis; (xii) any net losses attributable to the early extinguishment of Debt; (xiii) any expenses or charges related to any equity offering, any Investment permitted hereunder, any recapitalization or Debt permitted hereunder (whether or not successful), the incurrence of the Term Loans, the incurrence of the TOKIN-SMTB Loans, or the entering into of this Agreement and the issuance of Revolver Loans; and (xiv) fees, expenses, charges or transaction costs relating to the Yageo Acquisition, including the preparation, negotiation and delivery of, Amendment No. 12 to Loan and Security Agreement, Waiver and Consent; and minus (b) the following to the extent included in calculating such net income, without duplication: (i) non-cash gains from foreign currency translations to the extent included in calculating such net income for such period; (ii) all non-cash items increasing net income for such period; (iii) Net Restructuring Charges (if the result of the calculation of Net Restructuring Charges is negative); (iv) gains in respect of any Asset Disposition by Parent and its Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis; and (v) any net gains attributable to the early extinguishment of Debt.”
4.5    The definition of “Interest Expense” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Interest Expense: the aggregate consolidated interest expense (net of interest income) of Parent and its Subsidiaries in respect of indebtedness determined on a consolidated basis in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS), including amortization or original issue discount on any indebtedness and amortization of all fees payable in connection with the incurrence of such indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capital Leases, and, to the extent not included in such interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities.”

4.6    The definition of “LIBOR” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“LIBOR: for any Interest Period with respect to a LIBOR Revolver Loan, the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two (2) Business Days prior to commencement of such Interest Period, for a term equivalent to such Interest Period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided, further, that in no event shall LIBOR be less than one percent (1.0%).”
4.7    The definition of “Permitted Holders” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Permitted Holders: Yageo.”
4.8    The definition of “Properly Contested” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS); (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.”
4.9    Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS) applied on a basis consistent with the most recent audited financial statements of Parent delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required by GAAP (or after the Yageo Change in Control, in accordance with IFRS) if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Borrowers and Required Lenders to take into account the effects of the change.”
4.10    Section 1.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1, unless otherwise specified; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Revolver Loans, and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS)). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.”
4.11    Section 3.1.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“3.1.4.    Inability to Determine Rates. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR quote on the applicable screen page (or other source) used by Agent to determine LIBOR (“LIBOR Screen Rate”) is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.1.4, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.1.4 (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than one percent (1.0%) per annum for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate, the Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement, provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.”

4.12    Section 9.1.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS) (subject, in the case of interim financial statements, to year-end adjustments and the absence of footnotes), and fairly present in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS) the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since March 31, 2010, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower is and Borrowers and Subsidiaries, taken as a whole, are Solvent.”
4.13    The lead in paragraph and clauses (a), (b) and (c) of Section 10.1.2 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:
“10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS) reflecting all financial transactions; and furnish to Agent and Lenders:
(a)    as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Parent and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope or going concern) by Ernst & Young LLP or another firm of independent certified public accountants of recognized standing selected by Parent and reasonably acceptable to Agent (it being understood that after the Yageo Change in Control, Deloitte & Touche LLP shall be so acceptable), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year (as long as such consolidated statements for such preceding Fiscal Year are prepared using a comparable accounting standard) (it being understood and agreed that the timely filing with the SEC of Parent’s Form 10-K for such Fiscal Year shall satisfy such delivery requirement in this clause (a));
(b)    as soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year (as long as such consolidated statements for such preceding Fiscal Year are prepared using a comparable accounting standard) and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS) and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes (it being understood and agreed that the timely filing with the SEC of Parent’s Form 10-Q for such Fiscal Quarter shall satisfy such delivery requirement in this clause (b));

(c)    as soon as available, and in any event within thirty (30) days after the end of each month (but within sixty (60) days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year (as long as such preceding Fiscal Year is prepared using a comparable accounting standard) and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP (or after the Yageo Change in Control, in accordance with IFRS) and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes; provided, that the financial statements furnished to Agent and Lenders pursuant to this Section 10.1.2(c) for the last month in a Fiscal Year shall have appended to them supplemental schedules setting forth the same information for the last Fiscal Quarter of such Fiscal Year;”
4.14    Clauses (7) and (8) of Section 10.2.4 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:
“(7) solely prior to the consummation of the Yageo Change of Control, Distributions to allow Parent to make repurchases and redemptions of Equity Interests in an aggregate amount not exceeding $15,000,000 in any fiscal year for fiscal years ending March 31, 2019, 2020 and 2021, so long as (a) on a pro forma basis for the thirty (30) consecutive day period immediately prior to and upon giving effect thereto, Aggregate Availability is greater than or equal to 15% of the Revolver Commitments at such time, and (b) immediately prior to and upon giving effect thereto, no Default or Event of Default exists; and
(8) solely prior to the consummation of the Yageo Change of Control, other Distributions in an aggregate amount not exceeding $15,000,000 with respect to any Fiscal Year, so long as immediately prior to and upon giving effect thereto, no Default or Event of Default exists.”
4.15    Section 10.2.13 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP or, after the Yageo Change of Control, as required by IFRS, and in accordance with Section 1.2; or change its Fiscal Year.”
4.16    Section 10 of the Loan Agreement is hereby amended to add the following new Section 10.2.22 at the end of such Section:
“10.2.22. Yageo Payments and Transactions. Without limiting any other covenant set forth in this Section 10.2, (i) make any payments or Distributions to or on behalf of Yageo or any of Yageo’s Subsidiaries or Affiliates (other than the Obligors), (ii) incur or pay any Debt for or on behalf of Yageo or any of Yageo’s Subsidiaries or Affiliates (other than the Obligors), (iii) make any investments in or on behalf of Yageo or any of Yageo’s Subsidiaries or Affiliates (other than the Obligors), (iv) enter into any transactions with Yageo or any of Yageo’s Subsidiaries or Affiliates (other than the Obligors), other than transactions in the ordinary course of business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, or (v) make any payments or Distributions to Parent for the purpose of Parent doing any of the foregoing.”

SECTION 5.    REPRESENTATIONS, WARRANTIES AND COVENANTS.
Each Borrower hereby represents, warrants and covenants with and to Agent and Lenders as follows:
5.1    Authorization.
(a)Each Obligor has the corporate or limited liability company power and authority to execute, deliver and perform this Agreement and, in the case of the Borrowers, to obtain the extensions and increases of credit under the Loan Agreement as amended by this Agreement (the “Amended Loan Agreement”).
(b)No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required to be obtained by the Loan Parties in connection with this Agreement, except (i) consents, authorizations, filings, acts and notices which have been obtained, taken or made and are in full force and effect and (ii) consents, authorizations, filings, acts and notices in respect of Liens created pursuant to the Loan Documents (including Liens to be created under foreign pledge agreements after the date hereof) and to the release of existing Liens.
(c)This Agreement has been duly executed and delivered on behalf of each Obligor that is a party hereto. This Agreement and the Loan Agreement constitute the legal, valid and binding obligations of the Borrowers and the other Obligors that are party thereto and are enforceable against the Borrowers and the other Obligors that are party thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.2    Representations in Loan Documents. Each of the representations and warranties made by or on behalf of such Borrower to Agent and Lenders in any of the Loan Documents was true and correct in all material respects when made (except for those representations and warranties that were already qualified by concepts of materiality or by express thresholds, which representations and warranties shall be true and correct in all respects) and is true and correct in all material respects on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by or on behalf of such Borrower on the date hereof and in this Agreement (other than such representations and warranties that relate solely to a specific prior date).
5.3    Binding Effect of Documents. This Agreement and the other Loan Documents have been duly executed and delivered to the Lender by such Borrower and are in full force and effect, as modified hereby.
5.4    No Conflict, Etc. The execution, delivery and performance of this Agreement by such Borrower will not violate or cause a default under any Applicable Law or Material Contract of such Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues, other than Permitted Liens.
5.5    No Default or Event of Default. No Default or Event of Default exists immediately prior to the execution of this Agreement and no Default or Event of Default will exist immediately after the execution of this Agreement and the other documents, instruments and agreements executed and delivered in connection herewith.
5.6    Additional Events of Default. Any misrepresentation by such Borrower, or any failure of such Borrower to comply with the covenants, conditions and agreements contained in any Loan Document, herein or in any other document, instrument or agreement at any time executed and/or delivered by such Borrower with, to or in favor of Agent and/or Lenders shall, subject to the terms and provisions of the Loan

Agreement and the other Loan Documents, constitute an Event of Default hereunder, under the Loan Agreement and the other Loan Documents.
SECTION 6.    CONDITIONS PRECEDENT.
The effectiveness of the terms and provisions of this Agreement shall be subject to the receipt by Agent of this Agreement, duly authorized, executed and delivered by each Borrower, Lenders and Agent.
SECTION 7.    PROVISIONS OF GENERAL APPLICATION.
7.1    Effect of this Agreement. Except as modified pursuant hereto, and pursuant to the other documents, instruments and agreements executed and delivered in connection herewith, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement and the other Loan Documents, the terms of this Agreement shall control. Any Loan Document amended hereby shall be read and construed with this Agreement as one agreement.
7.2    Costs and Expenses. Borrowers absolutely and unconditionally agree to pay to Agent, on demand by Agent at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by this Agreement are consummated: all reasonable fees and disbursements of any counsel to Agent in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements delivered in connection with the transactions contemplated hereby and all reasonable out-of-pocket expenses which shall at any time be incurred or sustained by Agent or its directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby.
7.3    No Third Party Beneficiaries. The terms and provisions of this Agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Agreement.
7.4    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Agreement.
7.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
7.6    Merger. This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Agreement cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.
7.7    Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other documents, and no investigation by Agent or any closing shall affect the representations and warranties or the right of Agent to rely upon them.
7.8    Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.

7.9    Reviewed by Attorneys. Each Borrower represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and each document executed in connection herewith with, such attorneys and other persons as such Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.
7.10    Governing Law; Consent to Jurisdiction and Venue.
(a)THIS AGREEMENT, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
(b)EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY HERETO, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE LOAN AGREEMENT. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
7.11    Waivers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY HERETO; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH A BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
7.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute but one and the same Amendment. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

KEMET ELECTRONICS CORPORATION

By:	/s/ GREGORY C. THOMPSON
Name:	Gregory C. Thompson
Title:	Executive Vice President and Chief Financial Officer

KEMET ELECTRONICS MARKETING (S) PTE LTD.

By:	/s/ R. JAMES ASSAF
Name:	R. James Assaf
Title:	Director

KEMET BLUE POWDER CORPORATION

By:	/s/ CHARLES C. MEEKS, JR.
Name:	Charles C. Meeks, Jr.
Title:	President

THE FOREST ELECTRIC COMPANY

By:	/s/ CHARLES C. MEEKS, JR.
Name:	Charles C. Meeks, Jr.
Title:	President

Signature Page to Amendment No. 12, Waiver and Consent

Acknowledged:

KEMET CORPORATION

By:	/s/ GREGORY C. THOMPSON
Name:	Gregory C. Thompson
Title:	Executive Vice President and Chief Financial Officer

KEMET SERVICES CORPORATION

By:	/s/ CONNIE W. FISCHER
Name:	Connie W. Fischer
Title:	President

KRC TRADE CORPORATION

By:	/s/ RICHARD J. VATINELLE
Name:	Richard J. Vatinelle
Title:	Vice President – Treasurer

Signature Page to Amendment No. 12, Waiver and Consent

BANK OF AMERICA, N.A.,
as Agent and sole Lender

By:	/s/ ANDREW A. DOHERTY
Name:	Andrew A. Doherty
Title:	Senior Vice President

Signature Page to Amendment No. 12, Waiver and Consent